Exhibit 99.1

www.nts.com

NEWS RELEASE FOR May 2, 2011, at 6:00 A.M. EST

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300

National Technical Systems Reports Fiscal 2011
Full Year & Fourth Quarter Results

Strong Fiscal Year 2011 Performance with Record Revenue and Profit Levels

Calabasas, CA (May 2, 2011)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering services, today reported financial results for the fiscal year and fourth quarter ended January 31, 2011.

Revenues for fiscal year 2011 were up more than 17 percent year over year to a record $144.1 million from $122.7 million in the prior year.  Year-over-year organic growth in fiscal 2011 was $11.2 million, or 9.2 percent, while the acquisitions of Unitek on November 30, 2009, and Mechtronic Solutions (MSI) on December 16, 2010, accounted for $10.1 million, or 8.2 percent of the increase in revenues.

President and CEO William C. McGinnis said that, overall, fiscal year 2011 was an excellent growth year for NTS with revenues reaching record levels and the market capitalization of the Company increasing by nearly 50 percent from the end of fiscal year 2010.  At the same time, McGinnis added, fiscal 2011 was a very challenging year, particularly late in the year in the aerospace and defense markets.  During the fiscal 2011 fourth quarter, McGinnis said the Company’s results were negatively impacted by what management believes was a temporary weakness in the aerospace market and by delays in program funding caused by uncertainty arising from the federal government’s prolonged budget approval process.

In response to these conditions and to position NTS for improved performance going forward, the Company embarked on a comprehensive cost-cutting program, which it expects will yield an annualized projected cost savings of approximately $5 million.  Management believes these cost reduction measures, combined with the strong revenue growth expected during the second half of fiscal year 2012, will increase the Company’s profitability and should have a positive impact on shareholder value going forward.

“We had a very solid year, including a record third quarter, despite the softness in bookings and revenue the Company experienced in the fiscal 2011 fourth quarter,” McGinnis said. “While the softness of the fourth quarter continued into the fiscal 2012 first quarter, we are already beginning to see a strong rebound in business.   As part of our plan to continue to improve our performance, we initiated a cost-cutting program that included a reduction in force and the elimination of non-essential administrative activities at several of our U.S. facilities.  While the impact of these changes will not be realized during the first quarter of fiscal 2012, we are now well positioned for what we anticipate will be a very positive second half of fiscal year 2012.  The economy appears to be strengthening and we anticipate that the markets we serve will respond accordingly.  We have a strong balance sheet and our backlog is growing with business increasing in many of the markets we serve.  Overall, we expect fiscal year 2012 will be an excellent growth year for the Company.

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

“As a diversified engineering services and testing company, we see many important opportunities emerge whenever new systems and programs are launched,” McGinnis said.  “These programs need engineering development and testing for reliability and interoperability, all of which are in our sweet spot.”

Gross margin in fiscal 2011 was 27.0 percent compared to 27.7 percent in the prior fiscal year.  The modest decrease in gross margin was due to changes in the mix of services sold and lower margins from the integration of recent acquisitions.

Income before income taxes and noncontrolling interests in fiscal 2011 was a record $10.5 million, up approximately 84 percent from $5.7 million in fiscal 2010.   Net income attributable to controlling interests for fiscal 2011 was a record $5.4 million, or $0.54 per basic share and $0.51 per diluted share, compared to $3.3 million, or $0.35 per basic share and $0.34 per diluted share, for fiscal 2010.

Net income for fiscal 2011 included a 13.8 percent year-over-year increase in selling, general and administrative (SG&A) expense including SG&A expense for Unitek and MSI; larger than expected legal and other expenses of approximately $1 million related to shareholder matters, a fee dispute and an employment matter; and acquisition-related costs of approximately $658,000 that would have previously been capitalized, but were expensed for the first time due to new FASB ASC (Accounting Standards Codification) topic 805 rule (formerly SFAS no.141(R)).  SG&A expense also included compensation and other sales costs associated with the increase in revenues, investment in the engineering services group and innovation and marketing activities costs. Net income for fiscal 2011 also includes a one-time $1.7 million, or $0.16 per diluted share, net-of-tax gain from the sale of land recorded in the fiscal 2011 first quarter.

Income taxes in fiscal 2011 were $4.7 million, up from $2.3 million in fiscal 2010.  The increase is due to the higher income and also reflects a higher provisional income tax rate of 44.7 percent compared to 40.2 percent in the prior fiscal year. The higher tax rate is primarily due to tax expense recognized on life insurance policy redemptions and additional tax impact due to the non-tax deductibility of acquisition-related costs.  The Company’s pre-tax income was negatively impacted for the first time by FASB ASC topic 805, which requires that acquisition-related costs be recognized as an expense under GAAP accounting, instead of being treated as a part of the cost of the acquisition. However, for tax purposes, the Company had to capitalize these costs.

Fiscal Year 2011 Fourth Quarter Results
Total revenues for the fourth quarter increased to $34.4 million, up 5.8 percent from $32.5 million in last fiscal year’s fourth quarter.  Gross margin as a percentage of revenue in the fourth quarter was 23.6 percent compared to 27.9 percent for the year-earlier period.  This decrease in gross margin was primarily due to changes in the mix of services sold and lower margins from the integration of recent acquisitions.

Income before income taxes and non-controlling interests in the fiscal 2011 fourth quarter was $216,000, compared to $1.3 million in the same period last fiscal year.  Income tax recorded in the fourth quarter of fiscal 2011 was $504,000 due to the effects of FASB ASC topic 805 and the life insurance policy redemptions discussed above.  Net loss attributable to controlling interests for the fiscal 2011 fourth quarter was $321,000, or $0.03 loss per basic and diluted share, compared to net income of $788,000, or $0.08 per basic and diluted share for the fourth quarter of the prior fiscal year.

While SG&A expense for the fiscal 2011 fourth quarter declined slightly year-over-year, the amount included an increase of $723,000 in legal expense related to shareholder matters, a fee dispute and an employment matter and $294,000 in acquisition-related costs that the Company had to expense due to the new ASC topic 805 rule discussed above.

Balance Sheet
The strength of the Company’s balance sheet as of January 31, 2011, improved significantly with cash, cash equivalents and investments of $11.7 million, working capital of $30.6 million, total assets of $129.3 million, total bank debt of $43.3 million and total equity of $55.7 million.  At January 31, 2010, cash, cash equivalents and investments were $9 million, working capital was $22 million, total assets were $110 million, total bank debt was $35.5 million and total equity was $47.4 million.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fiscal 2011 fourth quarter and year ended January 31, 2011.  To access the call, please dial 1-877-941-6011 from the U.S. or, for international callers, please dial +1-480-248-5081.  The live webcast and archived replay of the call can be accessed on the front page of the Investor section of NTS’ website at www.nts.com.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies’ services and products and other risks identified in the companies’ SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.
TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010

Net revenues	$34,390,000	$32,495,000	$144,069,000	$122,724,000
Cost of sales	26,261,000	23,427,000	105,130,000	88,784,000
Gross profit	8,129,000	9,068,000	38,939,000	33,940,000

Selling, general and administrative expense	7,614,000	7,633,000	30,923,000	27,179,000
Equity loss from non-consolidated subsidiary	158,000	10,000	269,000	61,000
Operating income	357,000	1,425,000	7,747,000	6,700,000
Other income (expense):
Interest expense, net	(353,000)	(285,000)	(1,219,000)	(1,305,000)
Other income, net	212,000	152,000	3,931,000	308,000
Total other (expense) income, net	(141,000)	(133,000)	2,712,000	(997,000)

Income before income taxes and noncontrolling interests	216,000	1,292,000	10,459,000	5,703,000
Income taxes	504,000	496,000	4,676,000	2,292,000

Net (loss) income	(288,000)	796,000	5,783,000	3,411,000
Net income attributable to noncontrolling interests	(33,000)	(8,000)	(433,000)	(106,000)

Net (loss) income attributable to controlling interests	(321,000)	788,000	5,350,000	3,305,000

Net (loss) income per common share:
Basic	$(0.03)	$0.08	$0.54	$0.35
Diluted	$(0.03)	$0.08	$0.51	$0.34

Weighted average common shares outstanding	10,179,000	9,417,000	9,861,000	9,334,000
Dilutive effect of stock options and nonvested shares	446,000	577,000	535,000	415,000
Weighted average common shares outstanding, assuming dilution	10,625,000	9,994,000	10,396,000	9,749,000

Cash dividend per common share			$0.07	$0.06

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